Press Release


First Quarter Results
Peoples Financial Services Corp.

Peoples Financial Services Corp. is the parent company of Peoples National Bank. The following figures are consolidated and are unaudited. Peoples National Bank is headquartered in Hallstead, PA, Susquehanna County. The bank has branch offices in Hallstead, Hop Bottom, Susquehanna, Montrose and Springville in Susquehanna County and in Nicholson, Tunkhannock and Meshoppen in Wyoming County, PA.

Net income at March 31, 1999 was $851,000 compared to $793,000 at March 31, 1998, an increase of 7.3%. Net interest income increased 5.7% over the same period in 1998 which is a positive trend. Non-interest expense increased also but less than 1% and that is a major contributing factor to the increase in net income for the quarter.

Total assets were up 9% over 1998 and the quarter-end total was $247,728,000. Loans, when compared to 1998 first quarter, were up 11% to $144,751,000.

Shareholders' equity at March 31, 1999 was $27,222,000, an increase over 1998 of 8% or $1,955,000.

The market value of Peoples Financial Services Corp. common stock was $25.50 on March 31, 1999, which compares to $19.20 at the end of the first quarter in 1998. The 1998 stock price was adjusted for the 5-for-2 stock split which took place on September 15, 1998.